UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 15, 2007
A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of principal executive offices)	(Zip Code)
(330) 666-3751

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On November 15, 2007, A. Schulman, Inc. (the “Company”) entered into an agreement (the “Agreement”) with a group of investors led by Barington Capital Group, L.P. (such entities, collectively, the “Barington Group”) that will avoid a proxy contest with the Barington Group for the election of directors at the Company’s 2007 annual meeting of stockholders (the “2007 Annual Meeting”).
     The following is a brief description of the terms of the Agreement, which description is qualified in its entirety by reference to the full text of the Agreement which is attached as Exhibit 99.1 hereto and incorporated by reference herein.
•	The Barington Group has agreed to withdraw both its notice of its intent to nominate two persons for election as directors at the 2007 Annual Meeting and certain letters delivered to the Company demanding copies of various books, records and documents of the Company.

•	The Company agreed to announce that Terry L. Haines will retire by March 1, 2008 as the Company’s Chairman of the Board, President and Chief Executive Officer and the commencement of a search process to identify his successor by such time.

•	The Company also agreed that an independent director (the “Independent Director”) will be identified to be nominated by the Company for election as a Class III director at the Company’s 2007 Annual Meeting. The Independent Director will be a person recommended by the Barington Group who is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”). The Independent Director must qualify as an “independent director” under applicable Nasdaq rules, and shall also be an individual that the Company and the Barington Group reasonably believe does not have a relationship with the Barington Group, the Company or any of the Company’s executive officers that would impair the independence of such director in carrying out the responsibilities of a director of the Company.

•	The Company shall include Mr. Haines, James A. Karman, James A. Mitarotonda and the Independent Director on the Board’s slate of nominees for election as Class III directors of the Company at the 2007 Annual Meeting.

•	The Barington Group has agreed to vote all shares of the Company’s common stock it is entitled to vote in favor of the Board’s slate of nominees for election as directors of the Company at the 2007 Annual Meeting. Mr. Mitarotonda has agreed, if requested by the Company, to reasonably assist in the solicitation of proxies in favor of the Board’s slate of nominees for election at the 2007 Annual Meeting, including reasonable participation with the Company in meetings with stockholders and shareholder advisory services.

•	The Board has agreed to authorize an increase in the number of shares of the Company’s common stock that can be repurchased by the Company to five (5) million shares. The Company has agreed to use its reasonable best efforts to repurchase at least two (2) million shares by August 31, 2008, subject to compliance with all applicable laws (including, without limitation, applicable securities laws), taking into account prevailing market factors and materially relevant capital considerations of the Company in determining the advisability of when and in what amounts to repurchase such shares of common stock.

•	The Board will form a special committee (the “Special Committee”) consisting of John B. Yasinsky, William R. Holland, Michael A. McManus, Jr., Howard R. Curd, Mr. Mitarotonda and the Company’s Chief Executive Officer (with Mr. Curd serving as Chairman) to explore all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic acquisition, merger or sale of the Company.

•	The Company has agreed to reimburse Barington Capital Group, L.P. for the actual documented out-of-pocket third-party expenses (up to a maximum of $200,000) incurred by the members of the Barington Group in connection with its Schedule 13D filings, its nomination and demand letters and its related anticipated proxy solicitation, and the drafting, negotiation and execution of this Agreement and all related activities and matters.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     The Company announced that Terry L. Haines will retire by March 1, 2008 as the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Haines will retain his role as Chairman, President and Chief Executive Officer until his successor is appointed.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description

99.1	Agreement by and among the Company and the Barington Group, dated November 15, 2007.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.
By:	/s/ Paul F. DeSantis
Paul F. DeSantis
Chief Financial Officer, Vice President and Treasurer

Date: November 20, 2007